Exhibit 10.1

Confidential Separation and Release Agreement

October 20, 2025

Dear Grant:

This Confidential Separation and Release Agreement (this “Agreement”) is between you and Sun Country, Inc., d/b/a Sun Country Airlines, its successors, assigns and or its affiliated and/or predecessor companies, including current and former owners, officers, administrators, board of directors, employees or agents, (hereinafter “Company”).
Except as set forth below, this Agreement supersedes any prior agreements you may have related to your employment with the Company. By your signature below, you agree to the following terms and conditions:

1.Business of the Company. The Company offers airline services to various destinations in the United States, Canada, Mexico, Costa Rica, and the Caribbean. It also provides charter flight services and cargo services. During your employment, you became aware of certain customer lists, products, marketing strategies and methods, techniques, trade secrets or other confidential and proprietary information. You acknowledge your obligation to keep the information of the Company confidential and to abide by the terms of this Agreement.

2.Last Day of Employment; Resignation from All Positions. This Agreement constitutes a notice of termination, and your date of termination shall be the date hereof (the “Separation Date”). Your employment and any and all titles, positions and appointments you hold with the Company, whether as an officer, director, employee, trustee, committee member, agent or otherwise, are terminated as of the Separation Date and you shall be deemed to have resigned from all such titles, positions and appointments as of the Separation Date.

3.Restrictive Covenants. You acknowledge and reaffirm that your existing obligations under that certain Employment Letter, dated July 1, 2023, between you and the Company (The “Employment Letter”), the Company’s equity incentive plans, any equity award agreements or any other agreement to which you and the Company are parties (the “Existing Agreements”) survive the end of your employment and continue according to their respective terms, and that you have fully complied with such obligations.

You further acknowledge and reaffirm that the restrictive covenants set forth in the Existing Agreements are fully incorporated by reference into this Agreement (the “Post-Employment Covenants”), expressly survive termination of your employment and affiliation with the Company, and survive the Separation Date and are effective for the periods described therein. You agree that, notwithstanding the extent to which such defense may be available at law, any breach of the Existing Agreements (in each case,

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whether material or not) by the Company shall not be a defense to enforcement by the Company of this Agreement or any Post-Employment Covenants.

4.Consideration. In exchange for signing this Agreement, with its restrictive covenants and release of claims, you will receive the following:

a.Medical and Dental. You and your eligible dependents will be eligible for continued coverage under the Company’s medical and dental plans in effect as of your Separation Date (as such plans may thereafter be amended from time to time for employees generally) through COBRA, beginning November 1, 2025. For the 12-month period ending October 31, 2026, your COBRA premium for medical and dental coverage will be equal to the premium rate you paid as an active employee. You will be responsible for paying this portion of the premium directly to Sun Country’s third-party COBRA administrator after you complete the COBRA enrollment process. The Company will pay the remainder of the COBRA premium during this period.
b.Pro Rata Bonus. You will receive the pro-rata portion of your Annual Bonus, as such term is defined in the Employment Letter, for the portion of time that you were employed this year, to be paid out at or around the same time, in the same manner and means, and subject to the same performance criteria (including the resulting percentage of target payout) as annual cash bonuses paid to other executives of the Company.

In addition, you will also receive the benefits you are entitled to under Section 4 of the Employment Letter for a termination without cause (Company Obligations upon Termination of Employment), including the following:

c.Accrued Obligations. Any Accrued Obligations, as such term is defined in the Employment Letter.
d.Annual Base Salary. Continued payment of your Annual Base Salary, as such term is defined in the Employment Letter, in accordance with the Company’s customary payroll practices during the period beginning on the Separation Date and ending on the earlier to occur of (i) the twelve (12) month anniversary of the Separation Date and (ii) the first date that you violate any covenant contained in the Employment Letter or this Agreement, after receipt of written notice thereof and expiration of a ten (10) business day cure period. These payments shall commence on the first payroll period following the effective date of this Agreement (after the expiration of all rescission periods) and the initial installment shall include a lump-sum payment of all amounts accrued from the Separation Date through the date of such initial payment.

Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these or other benefits to any individuals other than you.

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5.Signing Deadline. Under your Employment Letter, severance is payable only if this Agreement becomes effective and irrevocable no later than the 60th day following the Separation Date. Because Minnesota law provides a 15‑day rescission period right after you sign, you must sign no later than the 45th day after your Separation Date to allow the Release to become effective by the 60th day.

6.Flight Benefits. For the avoidance of doubt, as of the date hereof, your travel benefits detailed under Section 2(d) of the Employment Letter are vested and non-forfeitable for your lifetime and are useable by you for the remainder of your life.

7.Options Exercise Timeline. All vested Company Options must be exercised within twelve (12) months after the Separation Date. Any unexercised Options will be forfeited after twelve (12) months.

8.General Release of All Claims. You knowingly and voluntarily release and forever discharge, to the full extent permitted by law, the Company of and from all claims, known and unknown, asserted and un-asserted, you have or may have against the Company as of the date of execution of this Agreement including, but not limited to:

a.All claims arising out of or relating to your employment with the Company and your termination; and
b.All claims arising out of or relating to statements, actions, or omissions of the Company; and
c.All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal or any other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation claims under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, as amended; Section 1981 of the Civil Rights Act of 1866; the Sarbanes-Oxley Act of 2002, as amended; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act of 1963, as amended; the Immigration Reform and Control Act of 1986, as amended; the Worker Adjustment and Retraining Notification Act; the Minnesota Human Rights Act, as amended; the Fair Credit Reporting Act, as amended; and workers’ compensation non-interference or non-retaliation statutes; and
d.All claims for alleged wrongful discharge; breach of contract; breach of implied contract; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; activities, if any, as a “whistleblower;” defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices or violation of any common law; and
e.All claims for compensation of any kind, including without limitation, bonuses, commissions, PTO pay, and expense reimbursements beyond that which you have received or will receive under this Agreement; and

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f.All claims for back pay, front pay, reinstatement, other equitable, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and
g.All claims for attorneys’ fees, costs and interest.

However, your claims do not include any claims that the law does not allow to be waived or any claims that may arise after the date on which this Agreement is signed.

9.Confidentiality of Company Information. You acknowledge that you are under a continuing obligation not to divulge, furnish or make accessible to anyone other than the Company or its directors and officers any knowledge or information with respect to:

a.Confidential or secret information, processes, plans, software, formulae, devices or material relating to the business products, plans, clients or activities of the Company, its affiliates or subsidiaries;
b.Any confidential or secret development or marketing work of the Company, its affiliates or subsidiaries;
c.Any other confidential or secret aspect of the business products, finances, clients or activities of the Company, its affiliates or subsidiaries; or
d.Any vendor information or confidential lists of the Company, its affiliates or subsidiaries.

The foregoing restrictions shall not apply to any information that becomes generally available to the public other than by breach of this Agreement. In the event of your actual or threatened breach of the provisions of this Paragraph, the Company shall be entitled to an injunction restraining you from using such information. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedies for actual or threatened breach including the recovery of damages from you.

Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act (DTSA): Notwithstanding any provisions in this Agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to Section 7of the DTSA, you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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10.Non-Disparagement. The parties agree not to disparage the reputation or character of each other. Should either party be asked about your employment, the designated response will be that you are no longer with the Company.

11.Non-Solicitation and Non-Interference. For a period of one (1) year beginning the day your employment ends, you shall not, either directly or indirectly, attempt to or assist any other person in attempting to do any of the following: (i) hire or solicit any director, officer, executive, employee or agent of the Company with whom you had a direct business relationship or about whom you learned personnel information resulting from your employment with the Company, or encourage any such person to terminate such relationship with the Company; (ii) encourage any customer, client, supplier, licensee or licensor or other business relationship of the Company with which you had a direct business relationship or about which you learned confidential information resulting from your employment with the Company to terminate or alter such relationship, whether contractual or otherwise, to the disadvantage of the Company; (iii) encourage any prospective customer, supplier, licensee or licensor about which you learned confidential information resulting from your employment with the Company not to enter into a business relationship with the Company; (iv) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Company and any third-party, customer, supplier, licensee or licensor or other business relationship of the Company with which you had a direct business relationship or about which you learned confidential information resulting from your employment with the Company; or (v) interfere or in any way disturb any contractual relationships, discussions with or inquiries from any third-party regarding a potential purchase, acquisition or change in control of the Company or directly or indirectly interfere with the financial terms of any such relationship or discussions.

12.Waiver of Claims Under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA). You acknowledge that you have been referred to the ADEA and OWBPA, and the regulations promulgated and set forth at 29 CFR Part 1625 and the Equal Employment Opportunity Commission Complaint Procedures, 32 CFR Part 588. You have also been advised that you have various rights, and may have, after reviewing said legislation and regulations, certain claims arising under these statutes. You knowingly and voluntarily waive and release any private rights that you may have under these statutes. You acknowledge that you have sufficiently deliberated this waiver of rights, have been encouraged to consult with a lawyer prior to signing this Agreement and, thus, knowingly waive and release any private rights that you may have. This Agreement shall not act as a waiver of any rights or claims that may arise after the date that you sign this Agreement. You understand that you have twenty-one (21) calendar days to consider this waiver before signing it and you are encouraged to avail yourself of this period. Should you not sign in the twenty-one (21) day period, this Agreement will be null and void.

13.Rescission Period. In conformity with the OWBPA, you acknowledge that you are waiving and releasing any rights that you may have under the ADEA, and that you have

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entered into this Agreement knowingly and voluntarily. You agree that this Agreement does not apply to any rights or claims that may arise under the ADEA after the date on which you sign this Agreement. You acknowledge that the Severance given for this Agreement is in addition to anything of value to which You were already entitled. You further acknowledge that you have been advised by this Paragraph that:

a.you have the right to (and should) consult with an attorney of your choice (and at your cost) prior to signing this Agreement;
b.you have had up to twenty-one (21) days from the date you receive this Agreement to consider whether to sign it (“Consideration Period”). The signed Agreement must be returned to the Company via email to Rose Neale at rose.neale@suncountry.com or via ground mail to Rose Neale at Sun Country Airlines, 2005 Cargo Road, Minneapolis, MN 55450 within the Consideration Period.
c.you have seven (7) days after you sign this Agreement to revoke this Agreement relating to potential ADEA claims, as further described below;
d.you have fifteen (15) days after you sign this Agreement to revoke this Agreement under the Minnesota Human Rights Act (MHRA);
e.the above rescission periods will run concurrently;
f.this Agreement as to such ADEA Claims shall not be effective until the revocation period has expired; and
g.nothing in this Agreement prevents or precludes you from challenging or seeking a decision in good faith about the validity of this waiver under the ADEA, nor does it impose any advance conditions, penalties, costs, or attorneys’ fees for doing so, unless specifically authorized by law.

14.Taxability. You agree that the Consideration referenced herein may be taxable and the Company shall have no responsibility or liability as a result of your characterization of any of the amount paid by the Company as taxable or non-taxable damages. You agree to indemnify the Company and hold it harmless for all such liability or obligations, if any. To the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection with compliance or noncompliance with this paragraph.

15.Confidentiality Regarding Terms. To the fullest extent permitted by law, you agree to keep this Agreement and its terms and conditions confidential. Notwithstanding the confidentiality covenants, disclosure may be made to your attorney, spouse and tax advisor(s), provided that before any such disclosure is made all such persons to whom disclosure is to be made must confirm to you and agree to keep this Agreement and its terms and conditions confidential.

16.Relationship to Employment Letter. For the avoidance of doubt, this Agreement supplements, and does not supersede, the Employment Letter, except to the limited extent expressly stated herein.

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17.Blue-Pencil and Severability. If the scope of these restrictions is determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) to be enforceable to the maximum extent permitted by law, and you hereby consent, to the extent you may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them. To the extent any provision of this Agreement is found to be invalid or unenforceable, it may be revised to be enforceable, and the remainder of the Agreement will be unaffected and will continue in full force and effect.

18.Recovery in the Event of Breach. You acknowledge that the Company’s remedy at law for any breach or threatened breach by you of this provision will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining you from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law. Moreover, the Company has a right to sue for breach, and the prevailing party shall pay to the other party any reasonable attorneys' fees, costs and expenses associated with such litigation, except for a claim pertaining to the ADEA.

19.No Unlawful Limitations. You understand and agree that notwithstanding anything to the contrary in this Agreement, nothing is intended to and/or nothing shall: (a) constitute an unlawful release or waiver of any of rights under any laws; or (b) prevent, impede, or interfere with your ability or right to: (i) provide truthful testimony pursuant to subpoena, (ii) file any charge with, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). This Agreement also does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. Nothing in this provision is intended to affect your NLRB Section 7 rights or any other rights provided by local, state or federal law.

20.Affirmation. You affirm as follows: (a) that you have not filed, caused to be filed, or presently are not a party to any claim, complaint, or action against the Company in any forum or form and agree and covenant not to file any suit, charge or complaint against the Company in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of your employment with the Company or separation therefrom; (b) that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment with the Company; (c) that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, vacation payment and/or

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buyout, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you except as provided in this Agreement; and (d) that you have no known workplace injuries, which have not yet been reported, or occupational diseases and you have been provided with and/or have not been denied any leave requested under the Family and Medical Leave Act.

21.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Delaware. In the event of a breach of any of the provisions of this Agreement, the parties affirm that either may institute an action to be decided by a judge without a jury to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

22.Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

23.Assignment. This Agreement is not assignable by you, but this Agreement shall inure to the benefit of your heirs, beneficiaries and devisees. However, this Agreement is assignable by the Company and shall be binding on the Company’s successors and assigns.

24.Entire Agreement. This Agreement sets forth the entire agreement between the parties as it relates to your employment with the Company. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with the decision to accept this Agreement, except for those set forth herein.

25.Return of Property. You agree and acknowledge that on your last day of employment, you have returned to the Company all records, devises, software programs, documents or any other Company property or confidential or trade secret information of the Company or used by you in the course of your employment at the Company as well as all of the Company’s software, and Company credit and security cards, computer and electronic devices, other than your office key which you will return on or before the day you execute this Agreement. You agree to destroy all Company property on your personal phone and home computers or any other electronic device which has stored Company property. In any case, you agree that if you have not returned all property and Confidential Information that you will do so within twenty-four (24) hours of signing this Agreement. You agree to confirm return and/or destruction of any Company property in your possession upon the Company’s request.

26.No Admission of Liability. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company of any liability or

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unlawful conduct whatsoever. The Company specifically denies any liability or unlawful conduct.

27.Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and do not affect the construction or interpretation of this Agreement or any of the provisions thereof.

28.Consultation with Legal Counsel. You understand that you should consult with your own attorney concerning this Agreement. You, having elected to execute this Agreement, to fulfill the promises herein and to receive the consideration in paragraph 3 above, freely and knowingly, and after due consideration and advice from your legal counsel, enter into this Agreement intending to waive, settle and release any and all claims you might have against the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties knowingly and voluntarily execute this Agreement as of the date set forth below:

Grant Whitney                        Sun Country, Inc. d/b/a Sun Country Airlines

/s/ Grant Whitney_________________        /s/ Rose Neale________________________

                            By: Rose Neale
                            Its: SVP and Chief Legal Officer

Dated:    _10/31/2025_______________        Dated: __10/31/2025___________________

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